CorEnergy Schedules 2014 Annual Stockholders Meeting

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – February 27, 2014 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced that its 2014 Annual Meeting will be held on Wednesday, May 28, 2014, at 3:30 PM Central Time. The meeting will be held at 11550 Ash Street, Suite 300, Leawood, Kan. The Board of Directors has established March 26, 2014 as the record date for determining shareholders entitled to vote at the 2014 Annual Meeting.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth. CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure and an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $14.5 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of January 31, 2014.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com